Exhibit 10.1

SEPARATION AGREEMENT
This SEPARATION AGREEMENT (this “Agreement”) is entered into by and between Kevin Donlon (“Executive”) and New York Mortgage Trust, Inc., a Maryland corporation (the “Company”). The Company and Executive are each referred to herein individually as a “Party” and collectively as the “Parties.” Donlon Family LLC, a North Carolina limited liability company (“Donlon Family”), joins this Agreement for the limited purpose of acknowledging and agreeing to Section 3(a)(C).
WHEREAS, Executive was employed by the Company pursuant to that certain Employment Agreement made and entered into by and between the Company and Executive and effective as of May 16, 2016 (the “Employment Agreement”);
WHEREAS, Executive has voluntarily resigned from his employment with the Company, effective as of September 18, 2017 (the “Separation Date”);
WHEREAS, the Company is willing to provide Executive with certain benefits as set forth herein, which benefits are conditioned upon Executive’s entry into this Agreement, non-revocation in the time provided to do so, and satisfaction of the terms herein; and
WHEREAS, the Parties wish to resolve any and all claims that Executive has or may have against the Company or any of the other Company Parties (as defined below), including any claims that Executive may have arising out of Executive’s employment or the end of such employment.
NOW, THEREFORE, in consideration of the promises and benefits set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:
1.Executive’s Resignation.

(a)Executive and the Company agree that, as of the Separation Date (i) Executive’s employment with the Company ended due to his voluntary resignation, and (ii) Executive had no further employment relationship with the Company or any other Company Party. The Parties have voluntarily waived the notice period set forth in Section 6(e)(ii)(B) of the Employment Agreement, as Executive’s notice requirement pursuant to such clause is deemed to have been fully and finally satisfied.

(b)The Parties further acknowledge and agree that, as of the Separation Date, Executive resigned (i) as an officer of the Company and each other Company Party (as applicable) and (ii) from the board of directors, board of managers, or other similar governing body of the Company and each other Company Party (as applicable). Executive acknowledges that, from and after the Separation Date, he shall have no authority to, and shall not, act as an employee, officer, director, agent, or in any other capacity for any Company Party. Executive further agrees to take any and all further acts necessary to effectuate the foregoing resignations.

2.Executive’s Acknowledgments. In entering into this Agreement, Executive expressly acknowledges and agrees that Executive has received all leaves (paid and unpaid) to which he has been entitled during the period of his employment with the Company and any other Company Party, been afforded all rights, and been paid all salary, bonuses, compensation and other sums that he is owed or has been owed by the Company and the other Company Parties (other than, if still unpaid as of the day that Executive executes this Agreement, any base salary for the pay period in which the Separation Date occurred). For the avoidance of doubt, Executive expressly acknowledges and agrees that he has no rights to severance pay or benefits pursuant to Section 7 of the Employment Agreement, and the Company has satisfied any and all obligations that it has had, and ever could have, pursuant to the Employment Agreement.

3.Separation Benefits.

(a)Provided that Executive: (i) executes this Agreement on or after the Separation Date and returns it to the Company so that it is received by Kristine R. Nario at New York Mortgage Trust, Inc., 275 Madison Avenue, New York, New York, 10016 (or by email to knario@nymtrust.com) before 11:59 p.m. New York, New York time on October 9, 2017, (ii) satisfies, and has not breached, the terms of this Agreement, and (iii) does not exercise his revocation right pursuant to Section 18 below, then the Company shall provide the following (collectively, the “Separation Benefits”):

(A)
If Executive timely and properly elects continuation coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable state law (collectively, “COBRA”), the Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that similarly situated active employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Reimbursement”). Each COBRA Reimbursement shall be paid to Executive on the Company’s first regular pay date in the calendar month immediately following the calendar month in which Executive timely remits to the Company documentation of the applicable premium payment having been paid by Executive, which documentation shall be provided by Executive to the Company (care of Kristine R. Nario at the address or e-mail address set forth above in this Section 3) within ten days of Executive’s payment of the applicable premium payment. Executive shall be eligible to receive the COBRA Reimbursement with respect to premiums paid for coverage that applies during the period beginning on the first day of the calendar month that follows the Separation Date and ending on the earliest of: (1) the date that is six months after the Separation Date, (2) the date when Executive is no longer eligible to receive such continuation coverage, and (3) the date when Executive becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Executive). Executive acknowledges and agrees that the election of such continuation coverage pursuant to COBRA and the payment of any premiums due with respect to such continuation coverage will remain Executive’s sole responsibility, and neither the Company nor any other Company Party will assume any obligation for payment of any such premiums relating to such continuation coverage;

(B)
In accordance with the terms of that certain Stock Award Agreement entered into by and between Executive and the Company as of February 8, 2017 (the “Stock Award Agreement”) and the Company’s 2010 Stock Incentive Plan (the “Plan”), the Company agrees that the 78,842 shares of Common Stock (as defined in the Plan) of the Company issued to Executive under the Stock Award Agreement that, as of the Separation Date would otherwise remain unvested in accordance with Section 3 of the Stock Award Agreement shall, upon the expiration of the Release Revocation Period, become Vested

(as defined in the Stock Award Agreement) with retroactive effect to the Separation Date;

(C)
The Company shall, upon the expiration of the Release Revocation Period, waive the restrictions placed on Donlon Family pursuant to the second paragraph of that certain letter agreement between the Company and Donlon Family dated June 10, 2016 and delivered to the Company in connection with that certain Membership Interest Purchase Agreement by and among the Company, Donlon Family, JMP Investment Holdings LLC, Hypotheca Capital, LLC, and RiverBanc LLC (the “Lock-Up Agreement”) such that, as of the expiration of the Release Revocation Period, Donlon Family will not be bound by any sale, transfer or “lock-up” restrictions set forth in the Lock-Up Agreement; and

(D)
Upon the expiration of the Release Revocation Period, the Restricted Period (as defined in the Employment Agreement) applicable to Section 8(b) of the Employment Agreement shall be deemed modified such that the covenant against competition described in Section 8(b) of the Employment Agreement (and Executive’s obligations under Section 8(b) of the Employment Agreement) shall expire as of the date that is 12 months after the Separation Date.

(b)Executive acknowledges that he would not be entitled to the Separation Benefits (or any portion thereof) but for his satisfaction of the terms of this Agreement. Executive further acknowledges and agrees that (i) upon or following Executive’s breach of any of the terms hereof, the Company may, in its sole discretion, elect not to provide any future COBRA Reimbursement and (ii) in the event the Company makes the election described in clause (i) of this sentence, Executive shall, within 15 days following receipt of a written request by the Company, repay to the Company all COBRA Reimbursements received by Executive prior to Executive’s receipt of such written request. Executive acknowledges and agrees that any such election by the Company under the immediately preceding sentence following a breach by Executive shall not affect the release of claims under Section 4(a) or any of Executive’s other obligations or covenants under this Agreement, which shall remain in full force and effect.

4.Release of Liability for Claims.

(a)For good and valuable consideration, including the Company’s agreement to provide the Separation Benefits set forth in Section 3 above (and any portion thereof), Executive hereby forever releases, discharges and acquits the Company, each of its affiliates, and each of the foregoing entities’ respective past, present and future parents, subsidiaries, and affiliates, along with each of the foregoing entities’ respective affiliates, predecessors, successors, owners, members, partners, directors, officers, managers, equityholders, employees, agents, attorneys, heirs, or representatives, in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and Executive hereby waives, any and all claims, damages, liabilities, and causes of action of any kind related to Executive’s employment with any Company Party, whether statutory or at common law, including any claim for salary, benefits, payments, expenses, costs, damages, penalties, compensation, remuneration, contractual entitlements, and all claims or causes of action related to any matter that actually or allegedly occurred, whether known or unknown, on or prior to the date that Executive signs this Agreement, including (i) any alleged violation through such time of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including the Age Discrimination in Employment Act, as amended (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of

1964, as amended, the Civil Rights Act of 1991, as amended, and Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Americans with Disabilities Act of 1990, as amended; (B) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (C) the Immigration Reform Control Act, as amended; (D) the National Labor Relations Act, as amended; (E) the Occupational Safety and Health Act, as amended; (F) the Family and Medical Leave Act of 1993; (G) the North Carolina Employment Practices Act, Retaliatory Employment Discrimination Act, Persons with Disabilities Protection Act, Discrimination Against Persons with Sickle Cell Trait, Discrimination Based Upon Genetic Testing and Information, Discrimination Based Upon Use of Lawful Products, Discrimination Based Upon AIDS or HIV Status, Hazardous Chemicals Right to Know Act, Jury Service Discrimination, and Military Service Discrimination, and amendments to those laws; (H) any other local, state or federal law, regulation, ordinance or orders which may have afforded any legal or equitable causes of action of any nature; or (I) any public policy, contract, tort, or common law claim, including any claim for defamation, emotional distress, wrongful termination, fraud or misrepresentation of any kind; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all claims Executive may have under any employment contract or any other agreement (including all payments and compensation that he may be owed and ever could be owed pursuant to the Employment Agreement), incentive or compensation plan, or any other benefit plan, program or practice; and (iv) any claim for compensation, damages or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)In no event shall the Released Claims include any claim: (i) to vested benefits under an employee benefit plan of the Company that is subject to ERISA; (ii) for any unpaid base salary for the pay period in which the Separation Date occurs; (iii) for any health care reimbursement requests related to the time period prior to the Separation Date under the health plan sponsored by the Company; or (iv) with respect to any existing rights to indemnification, advancement or liability insurance coverage. Further notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”), Securities and Exchange Commission (“SEC”), or any other federal, state or local governmental agency (collectively, “Governmental Agencies”) or participating in any investigation or proceeding conducted by the EEOC, SEC or other Governmental Agency or cooperating with such agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief from a Company Party as a result of such EEOC or other Governmental Agency proceeding or subsequent legal actions. This Agreement does not limit Executive’s right to receive an award for information provided to any Governmental Agencies.

(c)Executive represents and warrants that, as of the time Executive executes this Agreement, Executive has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any Governmental Agency or arbitrator for or with respect to a matter, claim or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Executive signs this Agreement. Executive further represents and warrants that Executive has made no assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claim.

5.Acknowledgment of Executive’s Obligations.

(a)Executive acknowledges and agrees that, in connection with his employment with the Company, he has obtained certain confidential information of the Company, and that he has continuing confidentiality, non-competition (as modified by Section 3 of this Agreement), and non-solicitation obligations to the Company pursuant to Section 8 of the Employment Agreement. In entering into this Agreement, Executive acknowledges the validity, binding effect, and enforceability in all respects of Section 8 of the Employment Agreement and expressly reaffirms his commitment to abide by the terms of Section 8 of the Employment Agreement.

(b)Notwithstanding the foregoing, nothing in this Agreement (including Section 11 hereof) or the Employment Agreement will prevent Executive from making any disclosures that are protected under the whistleblower provisions of any applicable law, and nothing herein (or in the Employment Agreement) shall prevent Executive from lawfully, and without obtaining prior authorization from the Company or any other Company Party: (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, a Governmental Agency regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to Executive individually from any Governmental Agency; or (c) testifying, participating or otherwise assisting in an action or proceeding by any Governmental Agencies relating to a possible violation of law, including providing documents or other confidential information to Governmental Agencies. This Agreement shall not be construed or applied to require Executive to notify the Company or any other Company Party of having engaged in any such conduct. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.Executive’s Acknowledgments. By executing and delivering this Agreement, Executive expressly acknowledges that:

(a)He has carefully read this Agreement;

(b)He has had sufficient time (and at least 21 days) to consider this Agreement before the execution and delivery hereof to the Company;

(c)He is receiving, pursuant to this Agreement, consideration in addition to anything of value to which he is already entitled;

(d)He has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of his choice and that he has had adequate opportunity to do so prior to executing this Agreement;

(e)He fully understands the final and binding effect of this Agreement; the only promises made to him to sign this Agreement are those stated herein; and he is signing this Agreement knowingly, voluntarily and of his own free will, and that he understands and agrees to each of the terms of this Agreement;

(f)The only matters relied upon by him and causing him to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement; and

(g)No Company Party has provided any tax or legal advice regarding this Agreement and he has had the opportunity to receive sufficient tax and legal advice from advisors of his own choosing such that he enters into this Agreement with full understanding of the tax and legal implications thereof.

7.Governing Law; Dispute Resolution.

(a)The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

(b)Subject to Section 7(c), any dispute, controversy or claim arising out of or relating to this Agreement or Executive’s employment with the Company or any other Company Party will be finally settled by arbitration in New York, New York before, and in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 7 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction.

(c)Notwithstanding Section 7(b) above, the Company (and any other Company Party) may make an application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the Restrictive Covenants (as defined in the Employment Agreement); provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 7.

(d)By entering into this Agreement and entering into the arbitration provisions of this Section 7, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(e)Nothing in this Section 7 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement.

8.Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

9.Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Party to be charged. This Agreement (and Sections 8 and 9 of the Employment Agreement and the Stock Award Agreement) constitute the entire agreement of the Parties with regard to the subject matters hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, between Executive on the one hand and the Company or any other Company Party on the other hand concerning the subject matters hereof.

10.Covenant to Cooperate in Legal Proceedings. Executive agrees to cooperate in good faith with and provide reasonable assistance to the Company and the other Company Parties, upon the Company’s reasonable request, with respect to the defense or prosecution of any litigation, investigation or other legal proceeding involving the Company Parties. The Company shall compensate Executive at the rate of $300 per hour for any time providing such assistance. In providing the cooperation contemplated by this Section 10, Executive shall comply with all applicable laws and any testimony provided by Executive shall be accurate and truthful in all respects.

11.Non-Disparagement. As a material inducement for the Company to enter into this Agreement, Executive agrees to refrain from making any statements (or permitting any statements to be reported as being attributed to him) that are critical, disparaging or derogatory about, or which injure the reputation of, the Company or any other Company Party. The foregoing shall not prevent Executive from making the disclosures described in Section 5(b) of this Agreement. As a material inducement for Executive to enter into this Agreement, the Company and each of its directors and officers and its wholly-owned subsidiaries agree to refrain from making any statements (or permitting any statements to be reported as being attributed to it, him or her) that are critical, disparaging or derogatory about, or which injure the reputation of, Executive.

12.Return of Property. Executive expressly represents and warrants that he has returned to the Company all property belonging to the Company or any other Company Party, including all computer files, electronically stored information and documents provided to Executive by the Company or any other Company Party in the course of Executive’s employment. Executive further represents and warrants that Executive has not maintained a copy of any such materials in any form.

13.Third-Party Beneficiaries. Executive expressly acknowledges and agrees that each Company Party that is not a party to this Agreement shall be a third-party beneficiary of his release, representations, covenants and commitments set forth in Sections 2, 4, 5, 6, 10, 11, and 12 of this Agreement and entitled to enforce such release, representations, covenants and commitments as if it were a party hereto.

14.Severability. Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) hereof invalid or unenforceable in any respect shall be modified to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

15.Headings; References; Interpretation. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” References herein to any agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

16.Tax Withholding. The Company may withhold from all payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

17.Section 409A. This Agreement and the benefits provided hereunder are intended be exempt from, or compliant with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and administered in accordance with such intent. Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from, or compliant with, the requirements of Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

18.Executive’s Revocation Right. Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Executive executes this Agreement (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be received by the Company, care of Kristine R. Nario (at the address set forth above in Section 3) before 11:59 p.m. New York, New York time on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, then no consideration shall be provided to Executive pursuant to Section 3 of this Agreement, the release of claims set forth in Section 4 of this Agreement shall be of no force or effect and the remainder of this Agreement shall remain in full force and effect.
[Remainder of Page Intentionally Blank; Signature Page Follows]

Signature Page to Separation Agreement

IN WITNESS WHEREOF, Executive has executed this Agreement and the Company and Donlon Family have caused this Agreement to be executed by their duly authorized officer or person as of the dates set forth below, effective for all purposes as provided above.

KEVIN DONLON

/s/	Kevin Donlon

Date:	9/18/17

NEW YORK MORTGAGE TRUST, INC.

By:	/s/ Steven R. Mumma
	Name:	Steven R. Mumma
	Title:	Chief Executive Officer

Date:	9/18/17

Solely for the purposes of acknowledging Section 3(a)(C):

DONLON FAMILY LLC

By:	/s/ Kevin Donlon
	Name:	Kevin Donlon
	Title:	Managing Member

Date:	9/18/17